NEWS RELEASE

	Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2016 THIRD QUARTER RESULTS

HUNTSVILLE, TX – December 8, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2016 third quarter ended October 31, 2015.

Total revenues for the third quarter of fiscal 2016 were $15.7 million compared to $22.9 million in the third quarter of fiscal 2015. Equipment leasing revenues, excluding equipment sales, were $4.2 million in the third quarter compared to $14.3 million in the same period last year. The Company reported a net loss of $5.9 million, or $(0.48) per share, in the third quarter of fiscal 2016 compared to a net loss of $0.4 million, or $(0.03) per share, in the third quarter of fiscal 2015. This year’s third quarter includes a one-time contract settlement charge of $2.1 million related to the recent passing of Mr. Mitcham. Excluding this charge, net loss for the third quarter was approximately $4.2 million, or $(0.35) per share.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, the contract settlement charge, and non-cash foreign exchange losses) for the third quarter of fiscal 2016 was $4.2 million compared to $9.4 million in the same period last year. Adjusted EBITDA for the second quarter of fiscal 2016 was $0.7 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Executive Vice President, Chief Financial Officer and co-CEO, stated, “Our third quarter results unfolded essentially as we had originally anticipated as we continue to operate in the midst of a global slowdown in the oil and gas industry and in very challenging market conditions in the seismic industry.

“Our equipment leasing revenues, which were slightly below our expectations, continue to be impacted by reduced demand for our leased equipment, excess available equipment in most markets and resulting pressure on pricing. As a result of these market conditions, both Latin America and the Pacific Rim made minor contributions to our leasing revenues this quarter and activity in the Russian market remained subdued due the normal seasonal decline. However, we did experience some rebound in activity in North America. Our European business represented essentially half of our third quarter land leasing revenues as we continued to benefit from an existing large job that is expected to continue into next fiscal year. Marine leasing activity was essentially flat versus last year but up sequentially, despite the ongoing consolidation in the industry and the overall decline in seismic exploration activity.

“Seamap delivered a very strong performance as we delivered three significant orders in the third quarter, including those that we had expected to ship in the second quarter. We also derived revenues from other sales and services during the quarter. We expect to make additional system shipments in the fourth quarter, but our overall results in Seamap will be sequentially lower in the fourth quarter. We continue to see opportunities for equipping various new or reconfigured vessels, particularly in the Eastern Hemisphere into fiscal 2017.

“Despite the challenging market conditions, we remain committed to cash generation and preservation. We generated positive Adjusted EBITDA and cash flow from operating activities during the quarter. Cash flow from operating activities was over $2.2 million during the third quarter and $13.9 million for the first nine months of our fiscal year. Year-to-date, we reduced our outstanding indebtedness by approximately $14.7 million. Accordingly, as of today our net debt is approximately $8.5 million. We have recently negotiated an extension of our revolving credit agreement until August 31, 2017.

“Looking at the remainder of fiscal 2016 and the first half of fiscal 2017, we expect the overall seismic market activity to remain very challenging with limited visibility. We currently anticipate activity in Russia this winter season comparable to last year and there are indications of activity in Alaska for later this year and early next year. However, we do not expect the Canadian winter season to improve materially from the past two years due to very limited exploration activity in that region. Overall inquiries and bidding activity remain very subdued in both Hemispheres. We have significantly reduced our cost structure this year and continue to look for additional measures to further control our costs. Our capital structure remains solid, and we believe that it positions us to make the most of any opportunities that should arise in this environment.”

FISCAL 2016 THIRD QUARTER RESULTS

Total revenues for the third quarter of fiscal 2016 were $15.7 million compared to $22.9 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 93% in the third quarter of fiscal 2016 compared to approximately 79% in last year’s third fiscal quarter.

Equipment leasing revenues for the third quarter of fiscal 2016, excluding equipment sales, were $4.2 million compared to $14.3 million in the same period last year. The year-over-year decrease in equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed oil prices, especially in Latin America, Russia and Pacific Rim, partially offset by ongoing activity in Europe.

Lease pool equipment sales were $1.2 million in the third quarter of fiscal 2016 compared to $0.5 million in the third quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment contributed $0.3 million to the third quarter of fiscal 2016 compared to $2.4 million for the third quarter of fiscal 2015.

Seamap equipment sales for the third quarter of fiscal 2016 increased to $9.9 million compared to $5.8 million in the same period a year ago. There were deliveries of three systems in the third quarter of fiscal 2016, which included digital source controller systems. Seamap revenues also included other equipment sales and services, as well as after-market business, including replacement parts, and ongoing support and repair services.

Lease pool depreciation expense in the third quarter of fiscal 2016 decreased to $7.2 million from $8.6 million in the same period a year ago, mainly due to the reduction in lease pool purchases in fiscal 2015 and 2016.

Excluding the impact of the contract settlement expense mentioned above, general and administrative expenses in the third quarter of fiscal 2016 declined to $4.4 million, compared to $6.2 million in last year’s third quarter. Third quarter fiscal 2016 results included a $600,000 provision for doubtful accounts receivable.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, December 9 at 9:00 a.m. Eastern Time to discuss our fiscal 2016 third quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through December 23, 2015 and may be accessed by calling (201) 612-7415 and using passcode 13624033#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,566	$5,175
Restricted cash	-	184
Accounts receivable, net	20,448	23,693
Contracts and notes receivable, net	2,951	3,639
Inventories, net	11,766	11,451
Prepaid income taxes	528	1,018
Deferred tax asset	2,480	2,427
Prepaid expenses and other current assets	2,814	6,562

Total current assets	45,553	54,149
Seismic equipment lease pool and property and equipment, net	78,578	100,087
Intangible assets, net	9,377	10,831
Goodwill	5,552	5,594
Deferred tax asset	13,900	8,922
Other assets	465	28

Total assets	$153,425	$179,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,067	$2,399
Current maturities – long-term debt	3,218	3,218
Deferred revenue	370	710
Accrued expenses and other current liabilities	5,053	3,673

Total current liabilities	10,708	10,000
Long-term debt, net of current maturities	9,191	23,137

Total liabilities	19,899	33,137
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 and 14,012 shares issued at October 31, 2015 and January 31, 2015, respectively	140	140
Additional paid-in capital	120,747	119,787
Treasury stock, at cost (1,928 shares at October 31, 2015 and January 31, 2015, respectively)	(16,854)	(16,851)
Retained earnings	40,026	51,924
Accumulated other comprehensive income	(10,533)	(8,526)

Total shareholders’ equity	133,526	146,474

Total liabilities and shareholders’ equity	$153,425	$179,611

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October		For the Nine Months
	31,		Ended October 31,
	2015	2014	2015	2014
Revenues:
Equipment leasing	$4,242	$14,285	$19,945	$38,672
Lease pool equipment sales	1,167	475	1,566	2,861
Seamap equipment sales	9,928	5,791	17,227	19,560
Other equipment sales	344	2,355	1,639	7,090

Total revenues	15,681	22,906	40,377	68,183

Cost of sales:
Direct costs — equipment leasing	1,174	2,343	3,593	4,700
Direct costs — lease pool depreciation	7,242	8,634	22,460	26,195
Cost of lease pool equipment sales	358	193	540	1,016
Cost of Seamap and other equipment sales	5,184	4,729	10,094	14,785

Total cost of sales	13,958	15,899	36,687	46,696

Gross profit	1,723	7,007	3,690	21,487
Operating expenses:
General and administrative	4,359	6,159	14,219	18,951
Contract settlement	2,142	—	2,142	—
Provision for doubtful accounts	600	—	1,200	—
Depreciation and amortization	600	654	1,868	1,566

Total operating expenses	7,701	6,813	19,429	20,517

Operating (loss) income	(5,978)	194	(15,739)	970
Other (expense) income:
Interest, net	(136)	(147)	(523)	(347)
Other, net	(445)	(387)	666	(140)

Total other (expense) income	(581)	(534)	143	(487)

(Loss) income before income taxes	(6,559)	(340)	(15,596)	483
Benefit (provision) for income taxes	746	(57)	3,698	(490)

Net loss	$(5,813)	$(397)	$(11,898)	$(7)

Net loss per common share:
Basic	$(0.48)	$(0.03)	$(0.99)	$(0.00)

Diluted	$(0.48)	$(0.03)	$(0.99)	$(0.00)

Shares used in computing net income per common share:
Basic	12,051	12,476	12,035	12,631
Diluted	12,051	12,476	12,035	12,631

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months
	Ended October 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(11,898)	$(7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,432	27,866
Stock-based compensation	724	1,006
Provision for doubtful accounts, net of charge offs	1,200	—
Provision for inventory obsolescence	134	44
Gross profit from sale of lease pool equipment	(1,027)	(1,845)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(125)	—
Deferred tax benefit	(5,285)	(1,742)
Foreign exchange gains/losses	(532)	—
Changes in working capital items:
Accounts receivable	268	(1,076)
Contracts and notes receivable	—	(2,632)
Inventories	(982)	630
Prepaid expenses and other current assets	3,925	(7,449)
Income taxes payable	518	(331)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,547	2,079

Net cash provided by operating activities	13,899	16,543

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(2,128)	(15,079)
Acquisition of business	—	(14,500)
Purchases of property and equipment	(227)	(375)
Sale of used lease pool equipment	1,566	2,861

Net cash used in investing activities	(789)	(27,093)

Cash flows from financing activities:
Net (payments on) proceeds from revolving line of credit	(11,500)	2,500
(Payments on) proceeds from term loan and other borrowings	(2,413)	9,926
Net proceeds from short-term investments	182	85
Proceeds from issuance of common stock upon exercise of options	—	99
Purchase of treasury stock	(3)	(9,776)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	125	—

Net cash (used in) provided by financing activities	(13,609)	2,834
Effect of changes in foreign exchange rates on cash and cash equivalents	(110)	1,623

Net change in cash and cash equivalents	(609)	(6,093)
Cash and cash equivalents, beginning of period	5,175	15,162

Cash and cash equivalents, end of period	$4,566	$9,069

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2015	2014	2015	2014
		(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(5,813)	$(397)	$(11,898)	$(7)
Interest expense, net	136	147	523	347
Depreciation and amortization	7,877	9,321	24,432	27,866
(Benefit) provision for income taxes	(746)	57	(3,698)	490

EBITDA (1)	1,454	9,128	9,359	28,696
Non-cash foreign exchange losses	429	—	342	—
Stock-based compensation	205	310	724	1,006
Contract settlement	2,142	—	2,142	—

Adjusted EBITDA (1)	$4,230	$9,438	$12,567	$29,702

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by (used in) operating activities	$2,249	$(2,607)	$13,899	$16,543
Stock-based compensation	(205)	(310)	(724)	(1,006)
Provision for doubtful accounts	(600)	—	(1,200)	—
Changes in trade accounts, contracts and notes receivable	5,070	4,467	(268)	3,708
Interest paid	141	184	538	576
Taxes paid, net of refunds	202	(540)	1,405	836
Gross profit from sale of lease pool equipment	811	282	1,027	1,845
Changes in inventory	(2,367)	(214)	982	(630)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(3,208)	1,305	(2,547)	(2,079)
Changes in prepaid expenses and other current assets	(33)	5,210	(3,925)	7,449
Other	(606)	1,351	172	1,454

EBITDA (1)	$1,454	$9,128	$9,359	$28,696

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation, certain non-recurring items and non-cash foreign exchange gains and losses. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of the Credit Agreement and the Seamap Credit Facility each contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2015	2014	2015	2014
		($in thousands)		($in thousands)
Revenues:
Equipment Leasing	$5,753	$17,115	$23,150	$48,623
Seamap	9,975	5,827	17,363	20,032
Inter-segment sales	(47)	(36)	(136)	(472)

Total revenues	15,681	22,906	40,377	68,183

Cost of sales:
Equipment Leasing	9,020	12,998	27,893	37,164
Seamap	5,021	2,982	9,036	9,884
Inter-segment costs	(83)	(81)	(242)	(352)

Total cost of sales	13,958	15,899	36,687	46,696

Gross profit	1,723	7,007	3,690	21,487
Operating expenses:
General and administrative	4,359	6,159	14,219	18,951
Contract settlement	2,142	—	2,142	—
Provision for doubtful accounts	600	—	1,200	—
Depreciation and amortization	600	654	1,868	1,566

Total operating expenses	7,701	6,813	19,429	20,517

Operating (loss) income	$(5,978)	$194	$(15,739)	$970

Equipment Leasing Segment:
Revenue:
Equipment leasing	$4,242	$14,285	$19,945	$38,672
Lease pool equipment sales	1,167	475	1,566	2,861
New seismic equipment sales	192	52	423	996
SAP equipment sales	152	2,303	1,216	6,094

	5,753	17,115	23,150	48,623
Cost of sales:
Direct costs-equipment leasing	1,174	2,343	3,593	4,700
Lease pool depreciation	7,274	8,668	22,557	26,256
Cost of lease pool equipment sales	358	193	540	1,016
Cost of new seismic equipment	101	54	254	584
sales
Cost of SAP equipment sales	113	1,740	949	4,608

	9,020	12,998	27,893	37,164

Gross (loss) profit	$(3,267)	$4,117	$(4,743)	$11,459

Gross profit %	(57)%	24%	(20)%	24%
Seamap Segment:
Equipment sales	$9,975	$5,827	$17,363	$20,032
Cost of equipment sales	5,021	2,982	9,036	9,884

Gross profit	$4,954	$2,845	$8,327	$10,148

Gross profit %	50%	49%	48%	51%

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